microHelix, Inc. Completes Acquisition of Moore
Electronics, Inc.

For Immediate Release

Contact:	Ty Pettit Chief Executive Officer (503) 597-0417

(April 13, 2005) - PORTLAND, Oregon - microHelix, Inc. (OTC Bulletin Board: MHLX), a manufacturer and distributor of complex cable assemblies and ultrasound probes for the medical and commercial ultrasound markets, today announced that it had completed the acquisition of 100% of the stock of privately-held Moore Electronics, Inc. for $3.0 million. The purchase price was paid with cash, a promissory note to a selling shareholder and newly issued Series B Preferred Stock. microHelix also refinanced $400,000 in bank debt owed by Moore Electronics.

“Moore Electronics, headquartered in Tualatin, Oregon, is a leading supplier of custom and complex cable assemblies to both medical and commercial OEM customers and has served these markets successfully for over 25 years, achieving an enviable reputation for consistent quality, exceptional customer service and engineering excellence,” commented Ty Pettit, President and CEO of microHelix.

Moore Electronics, which will be operated as a wholly-owned subsidiary of microHelix, had unaudited 2004 revenues of approximately $11.1 million and operating income of approximately $75,000. Moore Electronics has 130 employees, virtually all of whom are expected to be retained, and occupies a 33,000 square foot leased facility. microHelix expects to report its 2004 financial results on April 15, 2005.

Mr. Pettit continued, “We believe that the acquisition of Moore Electronics represents an important step in microHelix’s plan to focus its capabilities and financial resources on building its custom and complex cable assembly business and on serving the needs of medical and commercial OEM customers. We believe that the combination of microHelix and Moore Electronics, which will have experienced manufacturing facilities in Tualatin, Oregon and Nogales, Mexico and a division headquarters in Tucson, Arizona, provides the resources and infrastructure to meet more requirements of large OEM customers. We plan to continue investing in the development of our in-house capabilities, competencies and customer base.”

Marti D. Lundy, a former shareholder and officer of Moore Electronics, will continue to manage the day-to-day operations of Moore Electronics as Vice President and a director. Ms. Lundy will also become a Vice President and a director of microHelix.

microHelix paid for the acquisition of Moore Electronics in part with additional debt from its primary lender and from the proceeds of a private placement of its newly issued Series B Preferred Stock. microHelix sold 2.0 million shares of Series B Preferred Stock at $1.00 per share and issued 250,000 shares of Series B Preferred Stock to a Moore Electronics shareholder. Each share of Series B Preferred Stock, which is not expected to trade publicly, has a 15% annual dividend and is convertible into four shares of microHelix Common Stock. The conversion ratio of $0.25 per share represents a 32% premium over the $0.19 per share closing price of microHelix's Common Stock on April 8, 2005. Holders of Series B Preferred Stock will be entitled to vote their shares on an as-converted basis in all matters in which the holders of Common Stock are entitled to vote. There are currently outstanding 2.1 million shares of microHelix Common Stock and the holders of Series B Preferred Stock have the right to 9.0 million votes on an as converted basis.

About microHelix, Inc.
microHelix, Inc. is a manufacturer and marketer of complex cable assemblies for the medical and commercial markets. Its Ultrasound Division, headquartered in Tucson, Arizona with manufacturing facilities in Nogales, Mexico, designs and manufactures complex cable assemblies for original equipment manufacturers that are used in applications such as medical ultrasound probes, patient monitoring devices and flaw detection ultrasound. Additional information about microHelix is available on its website: www.microhelix.com.

About Moore Electronics, Inc.
Moore Electronics, Inc., headquartered in Tualatin Oregon, manufactures cable assemblies for a broad mix of customers, serving major medical device manufacturers with components for defibrillators and patient monitoring devices and serving commercial equipment manufacturers in diverse markets including instrumentation, semi-conductors and robotics. Moore Electronics has the ability to support complex projects with strong in-house engineering resources, efficient and, when required, fully automated assembly and cost-effective solutions to complex cable assembly projects. Moore Electronics has achieved frequent customer recognition for its product quality and its team of dedicated employees and has achieved Preferred Supplier status with several of its multinational customers. Additional information is available at www.moorequality.com.

Statements in this press release other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause microHelix’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of microHelix’s products, general economic conditions and such other risks and factors as are described from time to time in microHelix's Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and microHelix does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.